Exhibit 5.1

China Education, Inc.

a Cayman Islands company

April 9, 2010

Re: China Education Inc. (the “Company”) Form F-1 Registration Statement relating to the offering by the Company.

Ladies and Gentlemen:

We are PRC qualified lawyers and have acted as the legal advisers on PRC Laws (which, for the purpose of this legal opinion, does not include the laws of Taiwan, Hong Kong SAR and/or Macao SAR) for the Company in connection with the offering by the Company with its Form F-1 Registration Statement.

In such capacity, we have examined the originals or copies of documents provided to us by the Company, Tianjin Frank Educational Investement Co., Ltd. (in Chinese “Tianjin Frank”, hereinafter referred to as “PRC Subsidiaries”), Beijing Frank Education Investment and Management Co., Ltd. ( in Chinese , “Management Company”), Branch of Suixian Hui High School; Branch of Suixian High School and Qingdao Boyang Technology and Education Co., Ltd and Shandong Foreign Affairs Translation Business Middling Special School (Suixian Hui High School, Suixian High School and Qingdao School are hereinafter collectively referred to as “Schools” and each a “school”; the PRC subsidiaries, the Management Company, and Schools are hereinafter collectively referred to as “PRC Entities” and each a “PRC Entity”), their managements and other personnel, and such other documents we have deemed necessary or advisable for the purpose of this opinion (the “Documents”).

In giving this opinion, we have assumed that:-

a) Unexecuted/scanned documents: each Document having been disclosed to and reviewed by us in unexecuted scanned or draft form (if any) either (1) has been duly executed in such form by each of the parties to it by a person or persons duly authorised to do so or (2) if not yet so executed it will be and those scanned copy is the same as original;

b) Foreign law(s): (1) the rights and obligations of the parties to any Document governed by any law other than China law are, when such Document has been duly executed, will be, legal, valid, binding and enforceable in accordance with their terms under that governing law, (2) neither execution nor performance nor observance of any Document is contrary to any law other than China law and (3) nothing in any law other than China law affects this opinion;

c) Authenticity of original documents: all signatures, seals and markings on original documents we have reviewed and such documents themselves are, as appears to us, authentic; and

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d) Conformity of copies: each copy document we have reviewed conforms to its original.

For the facts which are critical to the issuance of this legal opinion but are not supported by independent evidence, this firm’s lawyers will resort to the special reports, explanations and other documentations, and representation and warranty provided by relevant government agencies, accounting firms, asset appraisal offices and the management and shareholders of the Company.

In rendering the following opinion, we state that we are not admitted to practice in any country other than the People’s Republic of China, and we express no opinion as to any laws other than the laws of the People’s Republic of China. To the extent the REGISTRATION STATEMENT, or any other document referenced therein or herein, is governed by any law other than that of the People’s Republic of China, we have assumed with your permission, and without any representation regarding the reasonableness of such assumption that the People’s Republic of China law is identical to the laws governing the particular agreement.

Based upon and subject to the foregoing, we are of the opinion that:

(i) Even though no payments have been made for either Suixian High School or Suixian Hui High School, the contracting parties of acquisition agreements had revised the acquisition agreements and had changed the registered controlling parties of the schools to the Management Company for both Suixian High School and Suixian Hui High School prior to the payments in the original Agreements. Those changes are not reversible in PRC. “Those changes are not reversible” means or the definition of irreversible is that the closing of the deal has been effectuated on part of the sellers and under the acquisition agreements the sellers do not have direct recourse to the title of the schools if the buyers default in payment of the acquisition price. Recourse or remedy to the default in payment for the sellers is to sue the buyers for monetary compensation and the buyers can elect to repay the payments by other means than selling the schools back to the sellers. If in any event the buyers need to sell the schools to repay the acquisition price due, it is not obliged to sell the schools back to the sellers. In another word, in such cases, the sellers does not have a direct claim over the titles of schools, and it has not better position in claiming for such compensation than a third party creditor of the buyers. The changes are the sufficient for ownerships of Suixian High School or Suixian Hui High School.

The contracting parties of Qingdao School have made it clear in the acquisition agreement that the change of ownership came into effect upon the execution of the share transfer agreement according Article 4.1 of the agreement, prior to the registration is completed regardless of whether there is any payment made.

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(ii) Each of the PRC Subsidiaries and the Management Company has been duly incorporated and is validly existing as a limited liability company with legal person status under PRC Laws. The ownership structure of the Management Company complies with, and immediately after this offering will comply with, the current PRC laws and regulations; the business operations of the Management Company comply with current PRC laws and regulations. Each of the Schools has been duly registered and is validly existing as a private non-enterprise entity with legal person status under PRC Laws. The registered capital of each of the Schools has been fully paid. Suixian Senior High School and Suixian Hui High School is wholly sponsored by the Management Company. The official change of the registered shareholders of Qingdao Boyang with local administration for industry and commerce does not change yet since the change is contingent upon the certain remaining payment of the purchase price. And, to the best of our knowledge after due inquiry, the interests held by the Management Company in the Schools are free and clear of any security interest, pledge, encumbrance, claim or other third party right under PRC Laws, except as provided in the Contractual Arrangements (as defined in the Registration Statement) and disclosed in the REGISTRATION STATEMENT.

(iii) All the permits, licenses, and approvals have been secured and remain valid. Province level approval from Henan Education Commission is higher level approval than the local city level approval from local city Education Bureau and local city Education Bureau follows the instructions from Henan Education Commission and Henan Education Commission only approve the important schools unlike local city Education Bureau which approves all the schools for their permits, therefore the approvals from Henan Education Commission constitutes the private schools education permits.

(iv) Except as otherwise described in the REGISTRATION STATEMENT, each of the Contractual Arrangements entered into by any PRC Entity, has been duly executed and delivered by the applicable PRC Entity; the applicable PRC Entity had the corporate power and/or capacity to enter into and to perform its obligations under such Contractual Arrangements; each of such Contractual Arrangements which is governed by PRC Laws is valid, binding and enforceable in accordance with its terms under PRC Laws.

(v) All necessary PRC Governmental Authorizations, that are required in connection with the execution, delivery, effectiveness and enforceability of each Contractual Arrangement have been made or obtained. The execution, delivery and performance by each of the PRC parties of the Contractual Arrangements to which it is a party (i) do not violate or result in a breach of or default under any PRC Laws, (ii) do not violate or result in a breach of or default under any judgment, award, order or decree of any court or governmental authority or agency binding upon such PRC Entity or to which such PRC Entity is subject, and (iii) do not result in a breach of any of the terms or provisions of the articles of association of such PRC Entity; except for such violation or breach, which will not have a Material Adverse Effect. The Contractual Arrangements described in the REGISTRATION STATEMENT do not contravene any PRC Laws except for those that will not have a Material Adverse Effect. To the best of our knowledge after due enquiry, there are no pending legal, administrative, arbitration or other proceedings in which the legality, effectiveness or validity of the Contractual Arrangements is challenged. The choice of PRC Laws as the governing law in the relevant Contractual Arrangements is a valid choice of governing law for the PRC Parties and is binding on the relevant PRC Parties to the Contractual Arrangements. The current arrangement for use of proceeds as disclosed in Registration Statement does not conflict with SAFE Circular 142. The whole purpose of the Company’s current proceeds using plan is to avoid converting the paid-in capital to be received by Tianjin Frank from Hong Kong Frank into RMB, which is regulated and restricted by Circular 142. The paid-in capital will only be used as collateral to support the loan from a bank to Beijing Frank, without converting it into RMB.

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(vi) The statements in the REGISTRATION STATEMENT under the headings “Summary,” “Risk Factors,” “Corporate Structures,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Dividend Policy,” “Regulation” “Enforceability of Civil Liability” and “Description of Share Capital,” insofar as such statements constitute summaries of matters of Chinese law or documents referenced therein, are our opinion with respect to such legal matters and documents.

(vii) Except as otherwise described in the REGISTRATION STATEMENT and subject to the full compliance with the SAFE Circular No. 75 and its implementation procedures by each of the ultimate shareholders and optionee of the Company, who are PRC residents, all dividends declared and payable upon the equity interests in each PRC Subsidiary may under PRC Laws be paid to its shareholder, after settlement of applicable withholding taxes, in U.S. dollars and freely transferred out of the PRC without the necessity of obtaining any PRC Governmental Authorizations (except for tax certificates from local taxation authorities).

To the best of our knowledge after due inquiry, each of PRC Entities owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all intellectual property that are material to the operation of their business and areas currently used or as currently contemplated to be used by them, in each case as described in the REGISTRATION STATEMENT.

(viii) To the best of our knowledge after due inquiry, except as otherwise described in the REGISTRATION STATEMENT there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the PRC Entities is a party or of which any property of them is the subject which, if determined adversely to such entity would individually or in the aggregate have a material adverse effect.

(ix) Based on our understanding of current PRC Laws, it is not necessary for the Company to apply to any PRC governmental or regulatory authority including any relevant provincial body), including to the China Securities Regulatory Commission (“CSRC”) for its approval in connection with the Listing as required under the Rules on Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”) on September 8, 2006 as well as the further guidance issued by the CSRC on September 21, 2006. Furthermore, no PRC Governmental Authorization is required for the Listing on the Stock Exchange.

(x) As a matter of PRC law, none of the PRC Entities, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the ground of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

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However, we cannot rule out the possibility that the CSRC may require, either by interpretation or clarification of the M&A Rules or by any new rules, regulations or directives or in any other ways promulgated after the date hereof, that oversea listings of all offshore special purpose vehicles formed for listing purposes and controlled directly or indirectly by PRC companies or individuals, such as the Company (or those involving the acquisition of the PRC companies based on cash consideration before September 8, 2006, such as the circumstances of the Company) must obtain the approval from the CSRC.

In rendering this legal opinion, we have not investigated or evaluated the existence of any other private agreement which is not disclosed to us which may affect our legal opinion. It may not be read as extending by implication to any other matter or document. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs. We express no opinion as to circumstances or events which may occur subsequent to such date.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby concede that we are expert or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours Faithfully,

/s/

SINOWING LAW LLP

By:	ZOU Zhendong
Title:	Senior Partner

China Education, Inc.

a Cayman Islands company

May 18, 2010

Re: China Education Inc. (the “Company”) Registration Statement on Form F-1 – borrowings from employees

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We are qualified to issue this opinion on the PRC laws for the Company in connection with the Schools as controlled by the Company accepting loans from their 870 employees who were voluntarily supporting the school’s development.

In such capacity, we have examined the originals or copies of documents provided to us by the Company, Tianjin Frank Education Consultancy Co., Ltd., “Tianjin Frank”, Beijing Frank Education Investment and Management Co., Ltd., the “Management Company”, their managements and other personnel, and such other documents we have deemed necessary or advisable for the purpose of this opinion (the “Documents”).

In giving this opinion, we have assumed that:-

a) Unexecuted/scanned documents: each Document having been disclosed to and reviewed by us in unexecuted scanned or draft form (if any) either (1) has been duly executed in such form by each of the parties to it by a person or persons duly authorized to do so; or (2) if not yet so executed it will be and the scanned copy is the same as original;

b) Foreign law(s): (1) the rights and obligations of the parties to any Document governed by any laws other than PRC laws are, when such Document has been duly executed, will be, legal, valid, binding and enforceable in accordance with their terms under those governing laws, (2) neither execution nor performance nor observance of any Document is contrary to any laws other than PRc laws, and (3) nothing in any laws other than PRC laws affects this opinion;

c) Authenticity of original documents: all signatures, seals on original documents we have reviewed and such documents themselves are, as appears to us, authentic; and

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d) Conformity of copies: each copy document we have reviewed conforms to its original.

For the facts which are critical to the issuance of this legal opinion but are not supported by independent evidence, this firm’s lawyers will resort to the special reports, explanations and other documentations, and representation and warranty provided by relevant government agencies, accounting firms, asset appraisal offices and the management and shareholders of the Company.

In rendering the following opinion, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent the REGISTRATION STATEMENT, or any other document referenced therein or herein, is governed by any laws other than those of the PRC, we have assumed with your permission, and without any representation regarding the reasonableness of such assumption that the PRC laws are identical to the laws governing the particular agreement.

Based upon and subject to the foregoing, we are of the opinion that:

(i) In case of the Company, those schools which accepted the financial contribution in form of loan by its employees are not companies limited by shares but non-enterprise institutions. This makes the loans received from school employees not falling into any categories of securities as provided in the Securities Law of PRC. As to the bond defined in security law, it is generally characterized by a fixed term rather than pay-on-demand. By this, the loans received by schools from its employees repayable on demand are distinguished from the securities as defined in the PRC Securities Law, or make it subject to the rules and approving procedure of the same law. Consequently, such loans do not constitute securities under the Securities Law of PRC.

(ii) The loans received by schools from its employees are distinguished from illegal financing for at least two reasons. First of all, the schools are not accepting loans from the “public” or un-particularized third parties, but from the employees who are voluntarily supporting the school’s development; secondly, there is no fixed terms for the loans as indicated in the definition of illegal financing. After due inquiry, we have not located any cases where the receiving of loans from only the employees of a non-enterprise institution like such as the Company’s schools was penalized by the PRC courts. It’s our conclusion that the practice does not fall into the category of illegal financing as defined under PRC laws and regulations. The summary of the distinctions we made above is based on Article 4 the Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Activities.

The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs. We express no opinion as to circumstances or events which may occur subsequent to such date. And we have no guarantee that our interpretation will be accepted or agreed by the relevant PRC court, governmental agencies or any other parties. The PRC law and regulations on illegal financing are not well developed into a completely codified single piece of law. As a matter of fact, the illegal financing related law and

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regulations scattered among the interpretations of the supreme court, the notices from the State Council and a number of other legal documents, principal pieces of which are listed at attachment to this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned REGISTRATION STATEMENT. In giving such consent, we do not thereby concede that we are expert or within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours Faithfully,

/s/
SINOWING LAW LLP
By:	ZOU Zhendong
Title:	Senior Partner

Attached: principal laws regarding illegal financing

No.	Name in English	Date of Effectiveness

1	Criminal Law of the People’s Republic of China(1997)	1-Oct-97

2	Decision of the Standing Committee of the National People’s Congress on Punishment of Crimes of Disrupting Financial Order	30-Jun-95

3	Circular of the General Office of the State Council on Forwarding Opinions on Implementation on Rectifying the Style of Work in 2010 Issued by Correcting Industrial Illegitimate Practice Office of the State Council	3-Apr-10

4	Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations	13-Jul-98

6	Notification of the General Office of the State Council on Illegal Fund Raising by a minority of Entities	27-Apr-93

9	Circular of the General Office of the State Council on Severely Carrying Out Special Action to Strike Pyramid Selling	31-Oct-01

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11	Circular of the General Office of the State Council on Cracking down Illegal and Criminal Activities in the name of Investment on Securities and Futures	31-Aug-01

12	Circular of the General Office of the State Council on Issues Involving Penalizing Illegal Fund Raising in Law	25-Jul-07

15	Circular of the General Office of the State Council on Forwarding Opinions on Cleaning-up and Rectifying Social Groups Issued by Ministry of Civil Affairs	8-Apr-97

17	Circular of the General Office of the State Council on Forwarding Disposal Considerations on Issues concerning Failure to Cash Corporate Bonds Issued by the People’s Bank of China and State Planning Commission	22-Sep-94

18	Circular of the General Office of the State Council on Forwarding Implementation Plan on Rectifying Illegal Fund Raising, Illegally Approving and Establishing Financial Institutions and Conducting Financial Business Issued by the People’s Bank of China	11-Aug-98

19	Decision of the State Council on Abolishing Some Administrative Regulations	15-Jan-08

25	Official Reply of the State Council on Agreeing to Establish an Inter-ministerial Meeting System for Dealing with Illegal Fund Raising Issues	8-Jan-07

29	Circular of the State Council on the Approval and Transmission of the Opinions of Centralizing Credit Capital to Meet Key Requirements in Current Economic Development	6-Aug-93

30	Circular of the State Council on the Approval and Transmission of the Opinions of the People’s Bank of China on Strengthening Supervision and Administration of Financial Institutions	29-Sep-94

31	Measure for Punishing Illegal Banking Activities	22-Feb-99

34	Decision of the Central Committee of the Communist Party of China and State Council on Stopping Illegal Charges, Fines and Allocation	16-Sep-90

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36	Circular of the Central Committee of the Communist Party of China and State Council on Forwarding Rules on Managing Unauthorized Collection of Fees Issued by the Ministry of Finance	9-Oct-93